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EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the registration statement on Form S-8 of Cheniere Energy, Inc. of our report dated July 12, 2004, with respect to the balance sheet of Gryphon Exploration Company as of December 31, 2002, and the related statement of income (loss), stockholders' equity, and cash flows for each of the two years ended December 31, 2002, which report appears on page 37 in Cheniere Energy, Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 2003, and filed with the Securities and Exchange Commission on July 20, 2004.

/s/ KPMG LLP KPMG LLP

Houston, Texas
September 2, 2004

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  EXHIBIT 23.3